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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2003

EDISON MISSION ENERGY
(Exact name of registrant as specified in its charter)

DELAWARE	000-24890	95-4031807
(State or principal jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

18101 Von Karman Avenue
Irvine, California 92612
(Address of principal executive offices, including zip code)

949-752-5588
(Registrant's telephone number, including area code)

Items 1 through 8 are not included because they are not applicable.

        This current report includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events based upon knowledge of facts as of the date of this current report and our assumptions about future events. These forward-looking statements are subject to various risks and uncertainties that may be outside our control. We have no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.    Regulation FD Disclosure.

        Edison Mission Energy (EME) holds a 50% interest in CBK Power Co Ltd. located in the Republic of the Philippines. CBK Power operates under a 25-year build-rehabilitate-operate-transfer agreement with National Power Corporation for the 755 MW Caliraya-Botocan-Kalayaan hydro electric complex which EME refers to as the CBK project. On April 23, 2003, the President of the Republic of the Philippines signed into law the 2003 General Appropriations Bill which includes a provision that prohibits payments by agencies of the Philippine government to CBK Power with respect to two of its units until National Power Corporation submits a report based upon a review of "overpayments" to the CBK project, if any, and until the project documentation has been amended to provide for recovery by National Power Corporation of any "overpayments." The assertion regarding "overpayment" stems from a supplemental agreement entered into during 1999 which modified the original build-rehabilitate-operate-transfer agreement by adjusting the schedule for completion of two units of the CBK complex.

        Under the supplemental agreement, rehabilitation of existing Kalayaan Units 1 and 2 was brought forward because of National Power Corporation's concern about the possibility of transformer failure and other risks affecting the reliability of these units. Under the original schedule, Kalayaan Units 1 and 2 were to be operated by CBK Power for operation and maintenance fees only during the lengthy construction of new Kalayaan Units 3 and 4, and upon completion of these units, Kalayaan Units 1 and 2 were to be taken out of service for rehabilitation. Under the build-rehabilitate-operate-transfer agreement, National Power Corporation is obligated to pay capacity recovery fees to CBK Power upon completion of the construction or rehabilitation of each unit, as the case may be. We understand the term "overpayment" as used in the Special Provision of the General Appropriations Act to refer to the payments of capital recovery fees for the Kalayaan Units 1 and 2 arising from the earlier than initially scheduled rehabilitation of these units. At the time EME made its investment in CBK Power, the decision to accelerate the work on Kalayaan Units 1 and 2 had been made and incorporated in the supplemental agreement, and all appropriate Philippine government approvals of the supplemental and other project agreements with National Power Corporation had been obtained. Subsequently, some parties in the Philippines have contended that payments made to CBK Power as a result of the earlier than initially scheduled rehabilitation of Kalayaan Units 1 and 2 were unreasonable in comparison to the amount of additional work required to rehabilitate the units.

        CBK Power is currently considering legal options available to it to respond to the enactment of the Special Provision. Failure by National Power Corporation to pay and/or a failure by the Philippine government to honor its commitments under the Government Undertaking signed in connection with the project to cause National Power Corporation to pay will constitute defaults under the build-rehabilitate-operate-transfer agreement and the Government Undertaking, respectively. On April 28, 2003, CBK sent a notice of claim to the President of the Republic of the Philippines, pursuant to the terms of the Government Undertakng. A default under the Government Undertaking will permit CBK Power to require the Philippine government to purchase the power plants subject to the build-rehabilitate-operate-transfer agreement for a price which will at least recover EME's investment in the project. Prior to asserting these rights, however, CBK Power is required to engage in good faith negotiations with National Power Corporation in an attempt to resolve the situation. These discussions have commenced but thus far have not resulted in a mutually acceptable resolution.

        CBK Power has advised its lenders of these developments and is discussing with them the ramifications under its credit agreements. Further, CBK Power has advised its lenders that National Power Corporation is presently overdue in the payment of invoices totaling $11 million, a substantial portion of which are related to Kalayaan Units 1 and 2. Some of these events, if not cured, are or may with the passage of time become events of default under CBK Power's credit agreements, which would permit the lenders to demand payment in full of the project loans and to foreclose upon the assets of CBK Power. CBK Power intends to seek a waiver from the lenders of any existing defaults and any related defaults as may occur while it considers its response to these developments and enters into negotiations with National Power Corporation. There is no assurance, however, that such a waiver will be obtained or that, if not obtained, the lenders will not exercise their rights under the credit agreement.

        As of March 31, 2003, EME has invested $49 million in the CBK Project and as of such date is committed to invest up to an additional $30 million. EME believes that either on a negotiated basis or through the exercise of legal remedies it shall recover its entire investment. The indebtedness incurred by CBK Power is non-recourse to EME and, except for EME's commitment to contribute up to an additional $30 million as equity, EME has no obligation with respect to CBK Power's indebtedness. Further, these events do not constitute a default under any indebtedness incurred by EME or to which EME or any of its affiliates is subject.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Edison Mission Energy
(Registrant)

Date:	May 5, 2003	/s/ Kevin M. Smith KEVIN M. SMITH Senior Vice President, Chief Financial Officer and Treasurer

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